   As filed with the Securities and Exchange Commission on February 15, 2001


                                            Registration Statement No. 333-36666

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 ---------------

                            VIDKID DISTRIBUTION, INC.
                 (Name of Small Business Issuer in its Charter)

                                ----------------

         FLORIDA                               7812                          65-0810941
         -------                             --------                        ----------
(State or jurisdiction of           (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)       Classification Number)              Identification No.)

                            ------------------------

                             4950 West Prospect Road
                         Fort Lauderdale, Florida 33309
                                 (954) 745-0077
          (Address and telephone number of principal executive offices)

                            ------------------------

                           Steven Adelstein, President
                            Vidkid Distribution, Inc.
                             4950 West Prospect Road
                         Fort Lauderdale, Florida 33309
                                 (954) 745-0077
            (Name, address and telephone number of agent for service)

                            ------------------------
                                   Copies to:
                            James M. Schneider, Esq.
                              Atlas Pearlman, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33309
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act contains provisions entitling Vidkid's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of Vidkid. In its Articles of Incorporation, Vidkid has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to Vidkid or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where the director breaches a duty. Vidkid's Articles of Incorporation and By-Laws provide that Vidkid shall indemnify its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of Vidkid shall be personally liable to Vidkid or its shareholders for damages for breach of any duty owed to Vidkid or its shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law. This provision does not prevent Vidkid or its shareholders from seeking equitable remedies, like injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors or officers that constitute negligence or gross negligence.

         The Articles of Incorporation also include provisions to the effect that Vidkid shall, to the maximum extent permitted from time to time under the law of the State of Florida, indemnify and upon request shall advance expenses to, any director or officer to the extent that the indemnification and advancement of expenses is permitted under the law, as may from time to time be in effect.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended may be permitted to directors, officers and controlling persons of Vidkid pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, Vidkid has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities made hereby. Vidkid is responsible for the payment of all expenses in connection with the distribution.

         Registration fee under                         $        94
          the Securities Act of 1933                             94*
         Blue Sky filing fees and expenses                    1,000*
         Printing and engraving expenses                     10,000*
         Legal fees and expenses                             25,000*
         Accounting fees and expenses                        15,000*
         Miscellaneous                                          206*
                                                          ----------
         Total                                             $ 51,300
                                                          ==========

----------
*Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         In July 1997, Vidkid issued 100 shares of its common stock to emailthatpays, its parent company, for a nominal consideration as part of the organization of Vidkid. emailthatpays was an accredited investor. The transaction was exempt under Section 4(2) of the Securities Act of 1933. Thereafter, in preparation for the spin-off of the shares covered by this registration statement to the shareholders of emailthatpays, Vidkid undertook a forward split of 30,528.4 for each share of common stock of Vidkid.

         In September, 1999, Vidkid issued 1,331,580 shares of its common stock in full satisfaction of debt in the amount of $146,474 or $0.11 per share to two members of management of Vidkid and an affiliate. These individuals were sophisticated investors who had sufficient financial resources and the ability to ascertain appropriate information regarding Vidkid. The transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of that Act.

         In September 1999, Vidkid issued 50,000 shares of common stock, valued at $0.11 per share in exchange for professional services provided by an attorney and an accountant in connection with the BRT settlement. Inasmuch as the two service providers were sophisticated professionals, who had sufficient financial resources and the ability to ascertain appropriate information relevant to Vidkid, the transaction was exempt from registration under Section 4(2) of the Securities Act.

         In October 1999, Vidkid issued options to purchase 375,000 shares of its common stock exercisable at $0.25 per share and expiring October 2005 to four member of its management. Inasmuch as each of the members of management were sophisticated and has access to relevant information relevant to Vidkid, the transaction was exempt from registration under Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS.

EXHIBITS         DESCRIPTION OF DOCUMENT
--------         -----------------------

3.1              Articles of Incorporation*

3.2              Articles of Amendment to the Articles of Incorporation*

3.3              By-Laws*

4.1 Warrants issued to Steven Adelstein, Gus A. Guilbert, Jr., James Purpuro and Michael Greene *

5.0 Opinion of Atlas Pearlman, P.A. as to the validity of the securities being registered*

10.1             Lease for facilities at 4950 West Prospect Road, Fort
                 Lauderdale, Florida*

10.2             Employment Agreement with Steven Adelstein*

10.3             Employment Agreement with Gus A. Guilbert, Jr.*

10.4             License Agreement with Fast Forward Marketing, Inc.*

10.5             Agreement with Tapeworm Video Distributors, Inc.*

10.6             Agreement and Plan of Merger and Reorganization*

10.7 Asset Purchase Agreement dated August 14, 1997 between Madison Sports and Entertainment, Inc. and Vidkid Distribution, Inc.*

10.8 Settlement Agreement between John J. Drury, National Media, Inc., Buffalo Bob Enterprises, Inc. Vidkid Distribution, Inc. and Realm Production and Entertainment, Inc.*

10.9 Stock Purchase Agreement dated October 1, 1998 between Realm Production & Entertainment, Inc., Norman Titcomb and BRT Video, Inc.*

10.10            Promissory Note in the principal amount of $275,000*

21               Subsidiaries of the Registrant*

23.1             Consent of Feldman Sherb & Co., P.C. Certified Public
                 Accountants **

23.2             Consent of Atlas Pearlman, P.A. is included in Exhibit 5*

----------------
*                 previously filed
**                filed herewith


ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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


                                    SIGNATURE


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida on February 15, 2001.


                                    VIDKID DISTRIBUTION, INC.

                                    BY: /s/ STEVEN ADELSTEIN
                                    --------------------------------------
                                    Steven Adelstein
                                    Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                                  TITLE                                        DATE
       ---------                                  -----                                        ----

/s/ STEVEN ADELSTEIN                    Chairman of the Board,  Principal                 February 15, 2001
----------------------------            Executive Financial and Accounting
Steven Adelstein                        Officer and President


/s/ GUS A. GUILBERT                     Director, Executive Vice President,               February 15, 2001
----------------------------            Treasurer and Secretary
Gus A. Guilbert, Jr.


/s/ JAMES PURPURO                       Director                                          February 15, 2001
----------------------------
James Purpuro


/s/ MICHAEL GREENE                      Director                                          February 15, 2001
--------------------------
Michael Greene


/s/ TODD ADELSTEIN                      Director                                          February 15, 2001
-------------------------
Todd Adelstein


                                INDEX TO EXHIBITS

EXHIBITS        DESCRIPTION OF DOCUMENT
--------        -----------------------

3.1              Articles of Incorporation*

3.2              Articles of Amendment to the Articles of Incorporation*

3.3              By-Laws*

4.1 Warrants issued to Steven Adelstein, Gus A. Guilbert, Jr., James Purpuro and Michael Greene *

5.0 Opinion of Atlas Pearlman, P.A. as to the validity of the securities being registered*

10.1             Lease for facilities at 4950 West Prospect Road, Fort
                 Lauderdale, Florida*

10.2             Employment Agreement with Steven Adelstein*

10.3             Employment Agreement with Gus A. Guilbert, Jr.*

10.4             License Agreement with Fast Forward Marketing, Inc.*

10.5             Agreement with Tapeworm Video Distributors, Inc.*

10.6             Agreement and Plan of Merger and Reorganization*

10.7 Asset Purchase Agreement dated August 14, 1997 between Madison Sports and Entertainment, Inc. and Vidkid Distribution, Inc.*

10.8 Settlement Agreement between John J. Drury, National Media, Inc., Buffalo Bob Enterprises, Inc. Vidkid Distribution, Inc. and Realm Production and Entertainment, Inc.*

10.9 Stock Purchase Agreement dated October 1, 1998 between Realm Production & Entertainment, Inc., Norman Titcomb and BRT Video, Inc.*

10.10            Promissory Note in the principal amount of $275,000*

21               Subsidiaries of the Registrant*

23.1             Consent of Feldman Sherb & Co., P.C. Certified Public
                 Accountants **

23.2             Consent of Atlas Pearlman, P.A. is included in Exhibit 5*

----------------
*                 previously filed
**                filed herewith